Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

     This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of May 11, 2005 (this “Amendment”), is entered into by and between CUNO Incorporated, a Delaware corporation (the “Company”), and Equiserve Trust Company N.A., successor in interest to ChaseMellon Shareholder Services L.L.C., as rights agent.

RECITALS:

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of August 19, 1996 (the “Rights Agreement”);

     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, by action of the Company’s board of directors and the Rights Agent shall execute such supplement or amendment;

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, 3M Co., a Delaware corporation (“3M”) and Carrera Acquisition Co., a Delaware corporation and wholly owned subsidiary of 3M (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company;

     WHEREAS, the Merger Agreement contemplates that the Company and the Board of Directors, as the case may be, has (a) taken all necessary actions so that the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will not result in a Distribution Date or result in 3M being an Acquiring Person, and (b) will amend the Rights Agreement to (i) render it inapplicable to the Merger Agreement and the transactions contemplated thereby and (ii) provide that the Final Expiration Date shall occur immediately prior to the Closing of the Merger;

     WHEREAS, the Board of Directors has also determined to acknowledge that the Company has appointed Equiserve Trust Company N.A. (the “Rights Agent”) to replace ChaseMellon Shareholder Services L.L.C. as rights agent under the Rights Agreement as of March 20, 2000.

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to exempt the Merger, the Merger Agreement and all of the transactions contemplated thereby from the application of the Rights Agreement, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3. Amendments to Section 1.

     (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the second sentence thereof:

; provided that neither 3M, nor any direct or indirect wholly owned subsidiary of 3M, shall be deemed to be an Acquiring Person solely by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the transactions contemplated thereby.

     (b) The definition of “Shares Acquisition Date” in Section 1(q) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Shares Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to the Exchange Act but shall exclude any public announcement relating to the transactions contemplated by the Merger Agreement) by the Corporation or an Acquiring Person that an Acquiring Person has become such; provided, that, if such person is determined not to have become an Acquiring Person pursuant to Section 1(a)(Y) hereof, then no Shares Acquisition Date shall be deemed to have occurred.

     (c) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in alphabetical order:

“3M” shall mean 3M Co., a Delaware corporation.

“Merger Agreement” shall mean the Agreement and Plan of Merger, by and among the Company, 3M and Merger Sub, pursuant to which Merger Sub will merge with and into the Company.

“Merger Sub” shall mean Carrera Acquisition Co., a Delaware corporation and wholly owned subsidiary of 3M.

     4. Amendment to Section 7(a). Section 7(a) is hereby amended to read in its entirety as follows:

(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredth of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest of (i) the close of business on August 19, 2006, (ii) immediately prior to the Closing of the Merger (as defined in the Merger Agreement) (the earlier of (i) and (ii), the “Final Expiration Date”), or (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iv) the time at which the Rights are exchanged pursuant to Section 24 hereof.

     5. New Section 35. Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:

Section 35. Merger Agreement.

Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution, delivery or public announcement of the Merger Agreement nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.

     6. Change of Rights Agent. The following references to “ChaseMellon Shareholder Services L.L.C.” are hereby amended to read “Equiserve Trust Company N.A.”: the cover and introductory paragraph to the Rights Agreement, Sections 3(c) and 26 to the Rights Agreement, Section 1 to Exhibit A, the first paragraph of Exhibit B, and the signature lines to the Rights Agreement and Exhibit B.

     7. Effective Date. This Amendment is effective as of May 11, 2005, immediately prior to the execution and delivery of the Merger Agreement.

     8. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

     9. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     10. Headings. The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

CUNO INCORPORATED

By:	/s/ Frederick C. Flynn, Jr.

Name:	Frederick C. Flynn, Jr.

Title:	Senior Vice President — Finance and Administration, Chief Financial Officer, and Assistant Secretary

EQUISERVE TRUST COMPANY N.A.

By:	/s/ John Piskadlo

Name:	John Piskadlo

Title:	Senior Account Manager